                                                                    EXHIBIT 10.9

                       CONFIDENTIAL TREATMENT REQUESTED
 [*] Denotes information for which confidential treatment has been requested. Confidential portions omitted have been filed separately with the Commission.

THIS AGREEMENT is made on July 5,1998.
                          -----------

BETWEEN: Sonic Systems, Inc. of 575 N. Pastoria Ave., Sunnyvale, CA, 94086 USA ("SONIC")

AND:      Sumitomo Metal Systems Development Co., Ltd, SMISoft Products
          -------------------------------------------------------------
          Division, 3-11-36 Mita, Minato-ku, Tokyo 108, Japan ("DISTRIBUTOR")
          ---------------------------------------------------

WHEREAS:

A. SONIC owns or has the right to license and/or arrange the distribution of certain complete computer hardware and related software programs known as Products, more fully described in Schedule One.

B. DISTRIBUTOR has requested SONIC to permit it to distribute such computer hardware and software Products in the countr(y/ies) listed in Schedule Two and has submitted to SONIC a Business Plan specifying the manner in which it proposes to distribute and support the same.

C. If so noted in Exhibit One, DISTRIBUTOR has agreed to translate the English language version of the Product packaging, documentation and software programs into the language used in the pertinent countr(y/ies) and to assign copyright in that translation to SONIC on the condition that SONIC provide DISTRIBUTOR with code suitably designed to support localization into said local language.

D. SONIC has agreed to grant the DISTRIBUTOR the right to distribute such Products upon and subject to the terms and conditions of this Agreement.

NOW THE PARTIES AGREE as follows:

1.   Definitions

(a) "Business Plan" means the business plan referred to in Recital B above, which is annexed to this Agreement and marked Exhibit One, as amended or added to pursuant to this Agreement, or any business plan substituted therefor pursuant to this Agreement.

(b) Effective Date" means the date of execution of this Agreement by the final party to execute this Agreement.

(c)  "Products" means:

     (i) the before recited computer hardware and related software Products, including upgrades and enhancements thereof from time to time, and any other computer hardware and related software Products agreed between SONIC and DISTRIBUTOR to be incorporated herein; and

     (ii) all documentation including (without limitation all user manuals pertaining to such Products;

(d) "Sub-Distributor" means any person or corporation to whom the DISTRIBUTOR grants distribution rights;

(e)  "Territory" means the countr(y/ies) listed in Schedule Two.

2.   Term

2.1 This Agreement shall commence on the Effective Date and shall continue for the term set out in Schedule Two from the Effective Date, unless earlier terminated in accordance with the terms hereof, and thereafter shall be automatically renewed after the initial term for successive periods of 1 year each unless terminated by 3 months notice in writing by one party to the other.

3.   Distributor Rights and Duties

3.1 During the term of this Agreement and subject to its terms and conditions, SONIC grants to the DISTRIBUTOR a non-exclusive, non-transferable right to market and distribute the Products either directly or through its Sub-Distributors, limited to the Territories set out in Schedule Two only and only as expressly permitted by this Agreement. DISTRIBUTOR shall have no right to reproduce the Products in whole or in part.

3.2 Should SONIC appoint a new distributor in the Territory or enter into an OEM Agreement that will cover the territory, SONIC shall notify the DISTRIBUTOR prior to or immediately after such an appointment or execution of an OEM agreement. Upon such notification, both Parties shall negotiate in good faith to determine the anticipated impact in the Territory of this new SONIC partnership and to modify the level of commitment in this Agreement.

3.3 The grant herein is subject to and conditional upon the DISTRIBUTOR obtaining all the necessary Territory's governmental licenses or permits, other than the obligation of the producer under the laws in the Territory, necessary to enable it to effectively exercise all or any of the rights herein granted in the Territory. The grant herein is subject to and conditional upon the SONIC obtaining all necessary export license or permits of the Products from the United States Government.

3.4  Distribution of Products

     (a) The DISTRIBUTOR may within the Territory appoint non-exclusive Sub-Distributors of the Products to assist in the marketing and distribution of the Products in the Territory, and shall keep SONIC advised from time to time of the names and addresses of the Sub-Distributors so appointed. Such Sub-Distributors shall not be granted permission or any right by DISTRIBUTOR to reproduce the Products, in whole or in part, for any purpose whatsoever.

     (b) The appointment by DISTRIBUTOR of any Sub-Distributor shall not operate as an assignment of any or all of DISTRIBUTOR's obligations hereunder. The DISTRIBUTOR shall remain responsible for the acts and omissions of such Sub-Distributors and shall cause each Sub-Distributor to covenant to comply with the obligations of the DISTRIBUTOR herein.

     (c) DISTRIBUTOR shall not provide the Products to any person or organization whom DISTRIBUTOR reasonably suspects will re supply the Products outside the Territory. SONIC shall not provide the Products to any person or organization whom SONIC reasonably suspects may export to supply the Products in the Territory.

     (d) DISTRIBUTOR shall pass to SONIC any leads it obtains as to persons or organizations interested in obtaining copies of the Software outside the Territory. SONIC shall pass to DISTRIBUTOR any leads it obtains as to persons or organizations interested in obtaining copies of the Products inside the Territory.

     (e) DISTRIBUTOR shall within thirty days of the end of each quarter prepare a list of the names and addresses of any people (including organizations) who have registered with DISTRIBUTOR or its Sub-Distributors as a user of the Products.

     (f) Sub-Distributors shall be free to set their own price for the Products, however, DISTRIBUTOR will specify a recommended retail price of the Products as set out in Schedule Two and shall vary this recommended retail price, subject to prevailing market and exchange rate conditions, to ensure that competitive price positioning of the Products is maintained. DISTRIBUTOR shall notify SONIC in writing 14 days in advance of changes to the recommended retail price which shall be subject to the consent of SONIC and which consent shall not be unreasonably withheld.

     (g) DISTRIBUTOR shall market and distribute the Products only in the packaging supplied by SONIC, including without limiting the generality foregoing, the SONIC standard license agreement. The License agreement may be amended by the DISTRIBUTOR for localization purposes, which amendments shall be subject to the consent of SONIC and which consent shall not be unreasonably withheld.

     (h) DISTRIBUTOR will participate in sales of the Products to Original Equipment Manufacturers (OEM's) for inclusion with OEM's product(s). Such transactions will be negotiated individually and at pricing not necessarily relating to standard pricing for the Products. DISTRIBUTOR's participation in such transactions will vary with the degree of involvement as set out in Schedule Two.

3.5  Advertising of Products

     (a) DISTRIBUTOR at its expense shall diligently seek to develop in the Territory the market for and to exert its best efforts to advertise and promote in the Territory distribution of the Products to the extent practicable under the circumstances and shall make such provisions as it deems adequate to supply Products in sufficient quantity to reasonably satisfy such market.

     (b) Such advertising and promotion shall at all times fairly and accurately represent the Products in relation to other products of its type and shall comply with any reasonable directions as to content or format that SONIC may from time to time give to DISTRIBUTOR in that regard. Copies of all advertising and promotional material shall be supplied to SONIC in the form published within a reasonable time after publication provided, however, that SONIC will not reproduce or republish any such advertising or promotional material bearing the name of DISTRIBUTOR or any of its trade marks at any time during or after termination of this Agreement without the written consent of DISTRIBUTOR.

     (c) In support of DISTRIBUTOR's best efforts in the marketing and promotion of the Products, SONIC shall make available to DISTRIBUTOR without charge examples of creative material, artwork, and editorial already in its possession from other markets in which the Products are distributed which may be of assistance to DISTRIBUTOR.

     (d) Every six (6) months from the date of this Agreement, DISTRIBUTOR shall provide a report to SONIC detailing methods and frequency of advertising, marketing, and promotional activity by DISTRIBUTOR in relation to the Products for the previous 6 month period.

3.6  Marketing

     No later than thirty (30) days prior to the start of any calendar year during the term hereof, DISTRIBUTOR shall prepare and deliver to SONIC for SONIC's review and comment, a marketing plan for the Products including without limitation, a description of:

      (a)  the market trends in the Territory

      (b)  the DISTRIBUTOR's channels of distribution

      (c)  promotional activities contemplated by the DISTRIBUTOR; and

      (d)  other marketing activities contemplated by the DISTRIBUTOR.

      All such marketing information shall be confidential information in accordance with Clause 9.4.

3.7   Title

      The original and any copies or versions of the Products, in whole or in part, whether or not incorporated in other Products, including without limitation translations, partial copies, modifications and updates are and shall be the property of SONIC or a third party which has licensed its right in the Products to SONIC. This Agreement shall not convey title nor grant any rights of ownership in the Products to the DISTRIBUTOR, nor shall the DISTRIBUTOR grant or purport to grant any rights of ownership in the Products to any third parties.

3.8   Compliance with Business Plan

      In the exercise of its rights hereunder, and performance of its obligations, DISTRIBUTOR shall use its best efforts to conduct business in accordance with its representations and performance forecasts in the Business Plan, unless and to the extent that the Business Plan is amended by agreement between SONIC and DISTRIBUTOR. As a condition to its agreement to any such amendment, each party may desire additions to the Business Plan. DISTRIBUTOR shall be entitled to amend the Business Plan according to the prevailing market conditions with the approval of SONIC, which approval shall not be unreasonably withheld.

3.9   Copyright

      The DISTRIBUTOR acknowledges that it has no interest in the copyright of the Products.

3.10  Minima

      For the term of this Agreement DISTRIBUTOR shall obtain Products from SONIC in the minimum quantities set out in Schedule Four. Upon the signing of this Agreement, DISTRIBUTOR shall place an Initial Stocking Order with Sonic for the minimum quantities set out in Schedule Four. After the first 6 months of this Agreement, failure by DISTRIBUTOR to achieve these minimum quantities in any period, except if such failure is due to force majeure or to any action or omission of SONIC, shall allow SONIC to terminate this Agreement.

4.    Trade Marks

4.1 SONIC grants to the DISTRIBUTOR for the duration of this Agreement the non-exclusive, non-assignable right to use and display the trade marks and the names set out in Schedule Three ("the Trade Marks") only in the Territory and only in relation to the Products subject to the terms and conditions herein contained. Such use shall at all times comply with SONIC's corporate and/or product identity guidelines from time to time notified to DISTRIBUTOR.

4.2 DISTRIBUTOR acknowledges, and SONIC warrants, that SONIC is the sole owner of all rights including, but not limited to, patent, trademark and copyright in the Product supplied pursuant to this Agreement. DISTRIBUTOR agrees not to remove any Product identification or notices of such proprietary restrictions from SONIC's Product and agrees to reproduce such identification or notices as reasonably necessary to protect SONIC's proprietary rights.

4.3 DISTRIBUTOR will market the Products only in the packaging supplied or approved by SONIC.

4.4  Agreement to Use

     DISTRIBUTOR covenants and agrees to ensure that the said trade marks appear in all catalogs and other promotional material relating to the Products. DISTRIBUTOR shall not give undue prominence to its own names and marks in such catalogs or other promotional material. In all such catalogs and promotional material DISTRIBUTOR shall:

     (a)  acknowledge the proprietorship of SONIC's trade marks; and

     (b) insert the following wording in the language or languages used in the materials: "__________ is the trade mark and the product of Sonic Systems, Inc. of the U.S.A.". In the event that DISTRIBUTOR is requested to supply information in relation to the Products for the preparation of promotional materials, newspaper articles or trade journals, DISTRIBUTOR shall supply accurate details as to the proprietorship of SONIC trade marks and production of the Products.

5.   Payment Terms

5.1 In consideration of the rights herein granted, DISTRIBUTOR shall pay to SONIC for each unit of the Products ordered by DISTRIBUTOR from SONIC per the current DISTRIBUTOR Price List (Exhibit Three to this Agreement). Such amount shall be paid in accordance with the terms specified in Schedule Five.

5.2 In consideration of the marketing and localization costs which will be borne by the DISTRIBUTOR in establishing the Products in the Territory, SONIC shall negotiate with the DISTRIBUTOR in good faith appropriate pricing concessions to ensure amortization of these costs over the term of this Agreement, subject to DISTRIBUTOR achieving performance goals of the Agreement.

5.3 Interest at the rate of two percent (2%) per month on the amount of any unpaid invoice may be added to any overdue amounts owed to SONIC. When the DISTRIBUTOR will pay the amount within fifteen (15) days from issue date of invoice, DISTRIBUTOR may receive two percent (2%) discount from the payment obligations.

5.4 Ordering procedures for the Products shall be as set out in Schedule Five to the Agreement. SONIC will use its best efforts to deliver orders within 20 days of receipt of such orders and SONIC will endeavor to do all that is necessary to facilitate delivery of the Products PROVIDED HOWEVER that SONIC shall not be liable for any delay in delivery or cancellation of any order arising from the unavailability of any goods ordered or any other circumstance beyond SONIC's control. SONIC shall be entitled to allocate orders in such manner as it deems fit.

5.5 The DISTRIBUTOR shall be solely responsible for all costs and expenses (including without limitation, all taxes, levies, duties and export or import duties and similar charges of whatever nature, whether imposed by local, state or federal governments or agencies) incurred by it in the Territory in the marketing, sub-distributing and distribution of the Products.

5.6 SONIC may declare all sums immediately due and payable in the event of a material breach by DISTRIBUTOR of any of its obligations to SONIC contained in this Agreement, including without limitation, the failure of DISTRIBUTOR to comply with credit terms if not remedied within thirty (30) days after written notice thereof has been given to DISTRIBUTOR. No property in or title to any of the goods embodying the Products shall pass to DISTRIBUTOR until the full price thereof has been duly paid to SONIC and SONIC shall have received in cash the full amount thereof.

6.   Purchase of goods from SONIC

6.1  Orders, Terms & Title

     DISTRIBUTOR may purchase, whether for re supply or otherwise, any SONIC products on its product price list from time to time at such discount as may be agreed between SONIC and DISTRIBUTOR from time to time. In addition, DISTRIBUTOR may purchase from SONIC in quantity any marketing materials, such as point of sale materials, brochures and product specifications, or packaging materials, produced by or for SONIC, at cost plus reasonable handling and shipping charges, in order to assist it in the carrying out of its obligations hereunder. All prices for any SONIC products shall be FOB the offices of SONIC, exclusive of sales tax (if any). Orders may be placed upon SONIC at its address first hereinbefore appearing by facsimile transmission, first class mail or any other written means, and shall be effective upon the execution by SONIC of an order confirmation. Title shall not pass in any goods ordered by DISTRIBUTOR until full payment has been received therefor. DISTRIBUTOR shall have the right to nominate the freight forwarder and customs agents of its choice.

6.2  Price Changes

     SONIC shall have the right to revise product prices by giving thirty(30) days advance written notice to DISTRIBUTOR. Such revisions shall apply to all orders received after the effective date of revision.

6.3  Stock Rotation

     DISTRIBUTOR shall be allowed once every six months to return to SONIC any slow moving products in its inventory for credit. If and when DISTRIBUTOR intends to take this action, DISTRIBUTOR must first contact SONIC to make this request and SONIC shall authorize this request and issue a RMA ("Return Merchandise Authorization") number for this return. In this event, DISTRIBUTOR must place an offsetting order equal to or greater than in value to the return; the offsetting order must be placed at the same time as the request is made to return the slow moving products. SONIC shall ship the offsetting order upon return of the slow moving products.
     If the offsetting order is greater in value than the return, then the excess shall be treated as a standard order with standard terms as outlined in section 6. 1.

7.   Product support

7.1  Product Enhancements

     DISTRIBUTOR will maintain and support the Products in the Territory at no charge to SONIC provided that SONIC shall provide DISTRIBUTOR promptly and without charge such technical advice and assistance as DISTRIBUTOR may reasonably require to enable it to provide such maintenance and support. DISTRIBUTOR will promptly disclose to SONIC in writing any errors, bugs and required corrections in the Products of which it becomes aware. SONIC will promptly rectify or notify DISTRIBUTOR in writing of any errors, bugs and required corrections in the Products of which it becomes aware and will advise DISTRIBUTOR as to a recommended course of action in supporting customers who may be affected by such defects and will advise DISTRIBUTOR of SONIC's timetable for providing correction of said defects.

7.2  Enhancements and Upgrades

     SONIC will use its best efforts to ensure that at all times the Products are enhanced in accordance with the changes necessary to ensure the Products continue to be up to date and competitive. DISTRIBUTOR will advise SONIC of market conditions and reactions to the Products which indicate needs or opportunities to enhance the Products. SONIC will consult with DISTRIBUTOR in relation to the provision of enhancements or upgrades and shall give DISTRIBUTOR as much advance notice as possible of its intention to provide an enhancement or upgrade, such information shall be treated as confidential under clause 8.2 of this Agreement. SONIC will provide upgrades and enhancements of the Products to DISTRIBUTOR for re supply to registered end users on the following terms:

     (a) Enhancements and upgrades shall be in one of two categories as determined by SONIC:

          (i) Error corrections ("error corrections" ), which shall be supplied to DISTRIBUTOR by SONIC without accompanying manuals or packaging;

          (ii) Upgrades in functionality ("upgrades" ) which shall be supplied to DISTRIBUTOR by SONIC packaged in a manner which replaces the packaging in which the Products was previously marketed.

     (b) Error corrections shall be supplied to registered end users free of charge.

     (c) DISTRIBUTOR may render a reasonable charge for upgrades based on the price paid by DISTRIBUTOR to SONIC for said upgrade.

     (d) Prior to the formal announcement of an error correction or an upgrade DISTRIBUTOR shall inform SONIC of the number of copies of the error correction or minor upgrade it reasonably believes it will need to satisfy the likely demand of registered end users. SONIC will supply the nominated number of copies to DISTRIBUTOR.

     (e) Error corrections will be provided to DISTRIBUTOR by SONIC at the expense of SONIC and DISTRIBUTOR will, where necessary, at its expense repackage them and provide them to end users in accordance with this clause.

     (f) Upgrades will be supplied by DISTRIBUTOR to end users from the normal stock of the Products kept by DISTRIBUTOR and shall be priced to the DISTRIBUTOR at the discretion of SONIC.

     (g) SONIC will provide DISTRIBUTOR notice in writing at least 15 days in advance of the release of an upgrade.

     (h) SONIC will provide DISTRIBUTOR free of charge with a reasonable number of copies of error corrections and upgrades for demonstration purposes and for the purpose of exhibition thereof.

7.3  Outdated Stock

     In the event of an upgrade or enhancement being released, the following clauses shall apply:

     (a) In the case of an error correction DISTRIBUTOR shall continue to market such stock as it has on hand and will offer end users who register with DISTRIBUTOR a free copy of the upgrade or enhancement.

     (b) In the case of upgrades such stock of the Products as remains on the premises of DISTRIBUTOR may be returned to SONIC or to such address as SONIC may reasonably direct. The transportation costs of such returns shall be shared equally by SONIC and DISTRIBUTOR. Upon receipt of such returned packages SONIC shall send the same number of replacement major upgrade packages to DISTRIBUTOR.

7.4  Customer Support

     DISTRIBUTOR shall train and maintain a sufficient number of capable sales and technical personnel sufficient to market and support the Products so as to assure customer satisfaction, and otherwise to carry out its obligations and responsibilities under this Agreement. Where requested by any organization which is authorized by DISTRIBUTOR (whether directly or indirectly) to market directly to end users and which provides the Products to end users, DISTRIBUTOR shall conduct such sales training of its personnel as may be necessary to impart such knowledge.

8.   Translations

8.1 SONIC has made and will make translation of the manuals and user interface of the software of the Products into the local language of the Territory.

8.2 The DISTRIBUTOR shall consult with SONIC as to the appropriate wording for the packaging of the Products in the Territory.

8.3 The DISTRIBUTOR hereby assigns to SONIC the copyright and all other rights of a like nature which do now, or will, subsist in the Territory or in any other part of the world, in the translation of the Products including all plans, notes, memoranda and documentation related to the said translation and future amendments and versions of the translation as specified in
     Section 8. 1.

9.   Representations warranties and covenants

9.1  Warranty Claims

     SONIC agrees to replace at no charge any and all Products supplied by DISTRIBUTOR to users as replacement of goods returned under terms of the Limited Warranty set out on the Products License Agreement as attached hereto.

9.2  Right to Distribute

     SONIC represents and warrants that it has a right and will have a right to distribute the Products in accordance with the terms of this Agreement, and has a right and will have a right to grant to DISTRIBUTOR the non-exclusive right to market and distribute the Products in the Territory.

9.3  Confidentiality of Source Codes

     DISTRIBUTOR acknowledges that the source codes of the Products and all corrections, amendments, variations, extensions or additions to such source codes is confidential information of SONIC.

     Nothing in this Agreement shall entitle DISTRIBUTOR access to the whole or any part of the source code of any of the Products unless otherwise authorized by SONIC in writing in which case source code shall be held in confidence in accordance with the terms of Clause 9.4.

9.4 Both parties acknowledge that any confidential information which is marked as such and which is disclosed by a party to the other is confidential to that party and shall not be disclosed to any third party and DISTRIBUTOR agrees that confidential information or material provided to DISTRIBUTOR in relation to the Products shall not be disclosed to any third person or used for any purpose by DISTRIBUTOR other than for the purpose of performing its obligations under this Agreement unless such information or material or use thereof has been disclosed or has otherwise come into the public domain without fault or neglect on the part of DISTRIBUTOR, its servants or agents, or has been disclosed by the party which has the right to the information to a third party without restrictions of confidentiality, or has been independently developed by the receiving party, or can be shown to have been known to the receiving party prior to receipt or has been received from a third party as a matter of right.

9.5 If notified promptly in writing of any action (and all prior claims relating to such action) against DISTRIBUTOR, based upon any claim that the sale or use of the Products by DISTRIBUTOR or its customers under this Agreement infringes a patent, trade mark, trade secret or copyright enforceable in the Territory, SONIC shall at its own expense undertake the defense of such action and shall pay all costs (including but not limited to, legal, and traveling expenses and communication expenses) and damages (if any)
      awarded in any such action. SONIC will not have any liability to DISTRIBUTOR under this clause if the alleged infringement is based upon the use of the Products in combination with any other application software not supplied by SONIC.

      SONIC may, on the advice of its counsel remove any infringing product from the possession of DISTRIBUTOR, refund any amounts paid by DISTRIBUTOR for that product, and cease to supply such product to DISTRIBUTOR. SONIC shall indemnify and hold DISTRIBUTOR harmless from and against all and any damage, liability, costs or expenses including legal and traveling expenses incurred by DISTRIBUTOR as a result of a finding by a court, or a decision reached through settlement.

9.6   Prohibition of Reverse Engineering, Modification

      (a) The DISTRIBUTOR covenants that the DISTRIBUTOR will not disassemble or reverse engineer the Products, in whole or in part, however the DISTRIBUTOR may open the case of the Product for maintenance provided that SONIC has made an instruction to do so.

      (b) In addition, DISTRIBUTOR shall not knowingly permit any contractor or third party to have access or gain access to, or work on or do any work on the Products (or effect any part thereof) or make any correction, amendment, variation, extension or addition thereto.

9.7 Other than as set out in this clause 9, SONIC makes no warranties whatsoever to DISTRIBUTOR as to the merchantability or fitness for purpose of the Products and to the full extent permitted by United States law SONIC excludes any implied warranties or conditions including any warranties of merchantability or fitness for a particular purpose. DISTRIBUTOR acknowledges that it has exercised its own skill and judgment in deciding to distribute the Products. In no event will SONIC be liable to DISTRIBUTOR for any loss of profits, or loss of business resulting from warranty claims made by end users against DISTRIBUTOR. In no event will either party be liable to the other for any indirect or consequential damages of any kind.

9.8 SONIC warrants that the hardware of the Products and all related parts shall be free from defects in design, materials and workmanship for a period of one (1) year from the date of purchase by any end user of the Products. SONIC shall be liable for the proven claim and arising from the defects of the Products hereof and shall reimburse the cost of DISTRIBUTOR related to such a claim, provided that such claim is related to the material safety of the Products.

9.9 Other than as set out in this clause 9, under no circumstances shall SONIC be liable for any loss of profit, indirect or consequential loss, damage or injury arising from the supply or use of the Products PROVIDED THAT DISTRIBUTOR shall be entitled to recover direct compensatory damages from SONIC arising from the material breach by SONIC of any of its obligations under this agreement. Such compensatory damages shall be limited to the value of the Products purchased by DISTRIBUTOR which caused the loss.

10.   Termination

10.1 Either party hereto may terminate this Agreement forthwith upon the happening of any of the following events:

      (a) the other party fails to observe or perform any material provision of this Agreement and fails to remedy such breach within thirty (30) days after written notice thereof has been given to the party in breach;

      (b) the other commits any act of bankruptcy or insolvency or a petition is presented for the bankruptcy or winding up of the other or a resolution is passed for the winding up of the other otherwise than for the purposes of amalgamation or reconstruction;

      (c) the other enters a compromise or arrangement with creditors or a receiver or official manager of the other or of any of its assets is appointed.

      Either party may terminate this Agreement if the corporate entity of either is substantially changed or modified through acquisition or merger.

10.2 In the event that this Agreement is terminated pursuant to clause 2.1 then:

      (a) neither party shall have any liability to the other by virtue of such termination;

      (b) where such survival is not inconsistent with the termination of this Agreement, the obligations of each party to the other with respect to names of registered users, copyright, payment of monies owed - including applicable interest, payments pursuant to Clause 5.5, confidentiality of source codes and financial information, rights of inspection, rights in relation to trade marks, and prohibition of reverse engineering shall survive termination.

      (c) each party shall within seven (7) days of the effective date of termination deliver to the other all documents and other things (including microfiche, magnetic tape, disks, or other storage media) embodying any confidential information obtained from the other during the term hereof or before this Agreement and relating thereto, or, in the event that any such information is embodied in valuable property belonging to the receiving party thereof, the receiving party shall certify its obliteration by erasure or other appropriate means.

      (d) DISTRIBUTOR will forthwith deliver to SONIC copies of all customer lists, prospect lists, copies of license agreements, lists of distributors and all other material relating to the distribution of the Products.

      (e) DISTRIBUTOR may sell the Products in its stock at the termination day.

10.3 In the event that this Agreement is terminated by either party upon the happening of any of the events set forth in Clause 10.1 then the provisions of Clauses 10.2 (b), (c), and (d) shall apply mutatis mutandis to such termination, provided however, that Clause 10.2 (d) and (e) shall not apply to such termination in the event that DISTRIBUTOR is the party terminating the Agreement.

11.   Relationship of the Parties

      DISTRIBUTOR is an independent contractor and neither has nor shall have any power, right or authority, nor will DISTRIBUTOR represent that DISTRIBUTOR has any power, right or authority, to bind SONIC, or to assume or to create any obligation or responsibility, express or implied, on behalf of SONIC or in SONIC's name. Nothing stated in this Agreement shall be construed as constituting DISTRIBUTOR and SONIC as partners, or as creating the relationships of employer and employee, master and servant, or principal and agent between the parties hereto.

12.   Waiver

      No waiver by either party whether express or implied of any provisions of this Agreement or of any breach or default of either party shall constitute a continuing waiver or a waiver of any other provision of this Agreement unless made in writing and signed by the party against whom the waiver would otherwise be enforced.

13.   Entire Agreement

      This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes and replaces all agreements, arrangements and understandings relating to the subject matter hereof, whether reduced to writing or not, that may have preceded this Agreement.

14.  Force Majeure

     Notwithstanding any other provision in this Agreement, no default, delay or failure to perform on the part of either party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due entirely to causes beyond the reasonable control of the party charged with such default including, but not limited to causes such as strikes, lock-outs or other labor disputes, riots, civil disturbance, actions or inaction of governmental authorities or suppliers, epidemics, wars, embargoes, storms, floods, fires, earthquakes, acts of God or the public enemy, nuclear disasters or default of a common carrier.

15.  Assignment

     Neither party may assign its rights and obligations under this Agreement without obtaining the prior written consent of the other party to this Agreement PROVIDED HOWEVER, that such consent shall not be unreasonably withheld in the event that assignment is to be made to an affiliate, or necessitated due to a transfer of business.

16.  Severability

     If any clause or section of this Agreement is now or should become in contravention of any local, state or federal law, such clause or section shall be null and void and the terms of said prevailing local, state or federal law shall govern the transaction. The clauses or sections of this Agreement are independent and severable and the nullification of any particular clause or section shall in no way impair the validity of this Agreement nor the intent of the parties to remain bound by its terms and conditions.

17.  Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

18.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of California in the United States of America. Any dispute, resolution, or proceeding regarding this Agreement shall be resolved through Binding Arbitration, with the loser of arbitration held responsible for payment of the winner's attorney fees.

In witness of the above the parties have executed this Agreement on the day and date first set out above.

Executed for and on behalf of    )
Sonic Systems, Inc. by           )
its duly authorized officer and  )
in the presence of:

          /s/ Sreekanth Ravi
          --------------------------------
          Signatory

          /s/ Steven Perricone
          --------------------------------
          Witness

Executed for and on behalf of    )
________________________         )
its duly authorized officer      )
and in the presence of:          )

          /s/ Masao Tatsuwaki
          --------------------------------
          Signatory

          /s/ Hidekazu Yasuda
          --------------------------------
          Witness

SCHEDULE ONE

Description of Products:
-----------------------

The Products known as Interpol, SonicWALL, and others listed in the SONIC Distributor Price List (Exhibit Three) and future additions and enhancements thereof.


                                 SCHEDULE TWO

Term: Provided the minimum quantities set out in Schedule Four hereof are met, this agreement shall commence on the "Effective Date" and shall continue for a period of one (1) year from the "Effective Date", unless earlier terminated in accordance with the terms hereof.

Territory:  Japan

Translation Language:  Japanese

     SONIC will provide localized materials for the Products as listed below:

     Interpol: localized Web management interface and localized QuickStart User's Guide.

     SonicWALL: localized Web management interface and localized QuickStart User's Guide.


Price per unit:

1. The Recommended Retail Price (R.R.P.) shall be the local currency equivalent of the U.S. dollar prices set out in the SONIC Distributor Price List (Exhibit Three) except as specifically amended by agreement between SONIC and DISTRIBUTOR.

Initially established local currency prices will be based on the U.S. dollar exchange rate in effect in the territory at the time of introduction. Subsequent variation in exchange rate of greater than (plus minus) 10% will cause the local currency price to be adjusted subject to negotiation in good faith between DISTRIBUTOR and SONIC.

The R.R.P. and the line up of the PRODUCTS shall be equal to the R.R.P and the line up for the other distributors in the Territory.

2. The Distributor Cost for each Product shall be as set out in the Sonic Distributor Price List and will be based on U.S. dollar prices.

OEM pricing:

1. SONIC and DISTRIBUTOR shall negotiate in good faith appropriate pricing and margin allocation for all OEM sales in the territory in which DISTRIBUTOR actively participates either before, during, or after conclusion of the sale.

                                SCHEDULE THREE

Trade Marks and names referred to in 4.1


Sonic Systems, Inc.    Sonic        SonicWALL
Interpol
SonicWALL Plus DMZ


                                 SCHEDULE FOUR

Minimum purchase volume as per section 3.9 hereof shall be as follows:

Total Minimum Purchase Volume for Initial Term of Agreement:

[*]

Minimum initial Stocking Order:

Interpol - [*] Units (to be purchased on or before July 31, 1998 as Interpol will not be available after that date)

SonicWALL - [*] Units (any mix of models, to be purchased on or before August
   31, 1998, as long as the Japanese version of the product is available. If it is not available prior to that date the product is to be purchased as soon as it is.)

Minimum Quarterly Purchases (after first Quarter after signing Agreement):

Accumulative from signing to the end of second quarter from signing   US$[*]

Accumulative from signing to the end of third quarter from signing    US$[*]

   It is agreed that purchases against the Minimum Quarterly Purchase requirements shall not roll over from one term of the Agreement to the next.


                                 SCHEDULE FIVE

Ordering Procedures and Payments:

1. Upon receipt of a numbered purchase order from DISTRIBUTOR, SONIC will process order promptly and dispatch via the carrier nominated by DISTRIBUTOR. All invoices will include the following data. SONIC shall fax a copy of the original invoice to DISTRIBUTOR the day of each shipment and the original itself by regular mail within 5 days from issuance.

     a)   description of goods

     b)   number of units shipped
     c)   date of invoice
     d)   invoice number
     e)   name of intended forwarder nominated by DISTRIBUTOR
     f)   purchase order number of DISTRIBUTOR
     g)   _______________ DISTRIBUTOR to SONIC
     h)   payment terms of Net 30 days unless otherwise arranged will apply.

2.   DISTRIBUTOR will make payment for the full invoice amount within thirty
     (30) days by wire transfer of funds to:

          Bank information:                   ComericA Bank California
                                              1299 Oakmead Parkway
                                              Sunnyvale, CA 94086

          SWIFT address:                      MNBD US33CAL

          ***Please advise your bank to use the SWIFT address when transferring funds ***

          Federal Routing Number:             1211-37522

          ABA number:                         1211-37522

          Beneficiary Address:                Sonic Systems, Inc.
                                              575 N. Pastoria Avenue
                                              Sunnyvale, CA 94086

          Beneficiary account name:           Sonic Systems, Inc.

          Sonic bank account number:          [*]

     All payments made to SONIC pursuant to this Agreement shall be made in United States currency.

                                  EXHIBIT ONE

The "Business Plan" referred to in Section 1 (a) hereof is outlined below:

[OUTLINE OF SALES AND MARKETING TASKS TO BE UNDERTAKEN BY DISTRIBUTOR]


                                  EXHIBIT TWO


                               LICENSE AGREEMENT

Copyright Notice
(C) 1998 Sonic Systems, Inc. All rights reserved.

Under the copyright laws, this manual or the software described within, may not be copied, in whole or part, without the written consent of the manufacturer, except in the normal use of the software to make a backup copy. The same proprietary and copyright notices must be affixed to any permitted copies were affixed to the original. This exception does not allow copies to be made for others, whether or not sold, but all of the material purchased (with all backup copies) may be sold, given, or loaned to another person. Under the law, copying includes translating into another language or format. SonicWALL, SonicWALL Plus, and SonicWALL Plus DMZ are trademarks of Sonic Systems, Inc.

All other trademarks and trade names belong to their respective holders.

Specifications in this manual are subject to change without notice.

Limited Warranty

Sonic Systems, Inc. warrants SonicWALL (the Product) for one (1) year from the date of purchase against defects in materials and workmanship. If there is a defect in the hardware, Sonic Systems will replace the product at no charge to you, provided you return it to Sonic Systems with transportation charges prepaid. A Return Materials Authorization (RMA) number must be displayed on the outside of the package for product(s) being returned for replacement or the product(s) will be refused. This may be obtained by calling Sonic Systems Customer Service between the hours of 7:00 AM and 5:00 PM Pacific Standard Time, Monday through Friday.

Phone:  (408) 736-1900
Fax:    (408) 736-7228
E-mail: support@sonicsys.com
        --------------------

This warranty does not apply if the Product has been damaged by accident, abuse, misuse, or misapplication or has been modified without the written permission of Sonic Systems.

In no event shall Sonic Systems, Inc. or its suppliers be liable for any damages whatsoever (including, without limitation, damages for loss of profits, business interruption, loss of information, or other pecuniary loss) arising out of the use of or inability to use the Product.

Some states do not allow the exclusion or limitation of implied warranties or liability for incidental or consequential damages, so the above limitation or exclusion may not apply to you. Where liability may not be limited under applicable law, Sonic's liability shall be limited to the amount you paid for the Product. This warranty gives you specific legal rights, and you may have other rights which vary from state to state. By using this Product, you agree to these limitations of liability.

THIS WARRANTY AND THE REMEDIES SET FORTH ABOVE ARE EXCLUSIVE AND IN LIEU OFALL OTHER WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED. No dealer, agent, or employee of Sonic Systems is authorized to make any extension or addition to this warranty.

                                 EXHIBIT THREE

                        JAPANESE DISTRIBUTOR PRICE LIST

Note: It is agreed that the following price list shall be used by all SONIC Distributors in the Territory and that only the Internet products listed shall be available in the Territory (excluding Macintosh LAN Products which do not pertain to this Agreement):

                         Internet Solutions Price List

                                 Japanese SRP


Sonic #            Lbs     Kgs       Description                                     Retail        JSRP           Cost

                                     QuickStream
                                     PPP      Remote     Access      Hardware
                                     Server
01-SSC-            3.5     1.5       QuickStream Pro (110v) 3-port w/Web-based       [*]         [*]            [*]
2110                                 Management & IPX



                                     SonicWALL
                                     Internet Filter & Firewall Hardware
01-SSC-              3     1.3       SonicWALL 50 User (110v)                        [*]         [*]            [*]
2552
01-SSC-              3     1.3       SonicWALL 50 User w/1 Year Filter               [*]         [*]            [*]
2590                                 Subscription (110v)



01-SSC-              3     1.3       SonicWALL Unlimited Plus (110v)                 [*]         [*]            [*]
2554
01-SSC-              3     1.3       SonicWALL Unlimited Plus w/1 Year Filter        [*]         [*]            [*]
2591                                 Subscription (110v)



01-SSC-              3     1.3       SonicWALL Plus DMZ (110v)                       [*]         [*]            [*]
2556
01-SSC-              3     1.3       SonicWALL Plus DMZ w/1 Year Filter              [*]         [*]            [*]
2592                                 Subscription (110v)



01-SSC-                              1 Year Filter Subscription for SonicWALL        [*]         [*]            [*]
2566

                                     Bandit
                                     Bandwidth Aggregation Internet Router
01-SSC-              3     1.3       Bandit (110v)                                   [*]         [*]            [*]
2200
01-SSC               0       0       Bandit Dial-In Upgrade                          [*]         [*]            [*]
2200